As filed with the Securities and Exchange Commission on July 23, 2003
Registration No. 333-102715

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

iPass Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	93-1214598
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3800 Bridge Parkway

Redwood Shores, CA 94065
(650) 232-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth D. Denman

Chairman and Chief Executive Officer
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065
(650) 232-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy J. Moore, Esq. Brett D. White, Esq. Gordon K. Ho, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 (650) 843-5000	Bruce K. Posey, Esq. Vice President and General Counsel iPass Inc. 3800 Bridge Parkway Redwood Shores, CA 94065 (650) 232-4100	James S. Scott, Sr., Esq. Mark K. Hyland, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 (212) 848-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 6 to the Form S-1 Registration Statement is being filed for the sole purpose of filing an additional exhibit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the registration fee and the NASD filing fee.

Total

SEC registration fee	$9,022
NASD filing fee	10,965
Nasdaq National Market initial listing fee	150,000
Blue sky qualification fees and expenses	10,000
Printing and engraving expenses	250,000
Legal fees and expenses	750,000
Accounting fees and expenses	650,000
Transfer agent and registrar fees	15,000
Miscellaneous	155,013

Total	$2,000,000

Item 14.     Indemnification of Officers and Directors

      As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other officers, employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

      The registrant has entered into agreements with its directors and executive officers that require the registrant to indemnify such persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

      The underwriting agreement filed as exhibit 1.1 to this registration statement provides for indemnification under certain circumstances by the underwriters of the registrant, its directors, and certain of its officers for liabilities arising under the Securities Act of 1933, as amended, or otherwise.

      The registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

      The Amended Investor Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

Item 15.	Recent Sales of Unregistered Securities

      Since June 30, 2000, the registrant has sold and issued the following unregistered securities:

(1) The registrant sold an aggregate of 356,905 shares of its common stock to employees, directors and consultants for cash consideration in the aggregate amount of $41,900 upon the exercise of stock options granted under its 1997 stock option plan.

(2) The registrant granted stock options to employees, directors and consultants under its 1999 stock option plan covering an aggregate of 11,545,593 shares of the registrant’s common stock, at a weighted average exercise price of $1.95 per share. Of these, options covering an aggregate of 1,453,293 were canceled without being exercised. During the same period, the registrant sold an aggregate of 3,834,650 shares of its common stock to employees, directors and consultants for cash consideration or in exchange for promissory notes in the aggregate amount of $2,431,295 upon the exercise of stock options granted under the 1999 plan.

(3) In August 2000, the registrant sold 5,049,335 shares of Series F preferred stock, convertible into 5,049,335 shares of common stock at $5.84 per share for an aggregate offering price of $29,488,116 to the investors and in the amounts set forth below:

Name	Shares

Crosspoint Venture Partners LS 2000 L.P.	2,551,370
Accel V L.P.	646,836
Sand Hill Capital II, L.P.	342,465
Equant Finance BV	856,164
Comdisco Inc.	85,617
Accel V L.P.	95,992
Thomvest International Ltd	299,658
Rogers Telecommunications Limited	171,233

(4) In November and December 2000, the registrant sold 3,495,187 shares of Series F preferred stock, convertible into an aggregate of 3,495,187 shares of common stock, at $5.84 per share for an aggregate offering price of $20,411,892 to the investors and in the amounts set forth below:

Number of
Name	Shares

Cisco Systems, Inc.	3,424,658
Accel V L.P.	70,529

(5) In September 2001, in connection with a credit line, the registrant issued warrants exercisable into an aggregate of 25,685 shares of Series F preferred stock to Silicon Valley Bancshares. The warrants have an exercise price of $5.84 per share.

(6) In March 2002, in connection with an equipment term loan, the registrant issued warrants exercisable into an aggregate of 12,842 shares of Series F preferred stock to Silicon Valley Bancshares. The warrants have an exercise price of $5.84 per share.

      The registrant claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (1) and (2) above under Section 4(2) under the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

      The registrant claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (3), (4), (5) and (6) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which the registrant relied on Regulation D and/or Section 4(2) represented that they were accredited investors as defined under the Securities Act. The registrant claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

Item 16.     Exhibits and Financial Statement Schedules

      (a)     Exhibits.

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.(1)
3.1	Amended and Restated Certificate of Incorporation.(1)
3.2	Amendment to Amended and Restated Certificate of Incorporation.(1)
3.3	Restated Certificate of Incorporation to be effective upon completion of this offering.(1)
3.4	Bylaws, as amended.(1)
4.1	Reference is made to Exhibits 3.1 and 3.2.(1)
4.2	Specimen stock certificate.(1)
5.1	Opinion of Cooley Godward LLP.
10.1	2003 Equity Incentive Plan and form of related agreements, as amended.(1)
10.2	2003 Non-Employee Directors Plan.(1)
10.3	1999 Stock Option Plan and form of related agreements.(1)
10.4	1997 Stock Option Plan and form of related agreements.(1)
10.5	Interim 1999 Stock Option Plan.(1)
10.6	Restricted Stock Purchase Agreement by and between the Registrant and Anurag Lal dated November 8, 1999.(1)
10.7	2003 Employee Stock Purchase Plan and form of related agreements, as amended.(1)
10.8	Lease Agreement, dated October 26, 1999 between Registrant and Westport Joint Venture (as amended).(1)
10.9	Amended and Restated Investor Rights Agreement dated August 8, 2000 between Registrant, founders and holders of the Registrant’s Preferred Stock.(1)
10.10	Form of Indemnity Agreement.(1)
10.11	Employment Agreement, dated November 13, 2001 between Registrant and Kenneth D. Denman.(1)
10.12	Form of Offer Letter to Executive Officers.(1)
10.13	OEM Service Provider License Agreement, dated February 29, 2000, between RSA Security, Inc. and the Registrant, and amendments thereto.(1)(2)
10.14	Support Agreement, dated February 29, 2000, by and between RSA Security, Inc. and the Registrant.(1)(2)
10.15	Managed Data Network Services Agreement, dated September 17, 1996, between Equant, (formerly Scitor International Telecommunication Services, Inc.), and the Registrant, and amendments thereto.(1)(2)
10.16	Loan and Security Agreement dated September 4, 2001 between Silicon Valley Bank and the Registrant and modifications thereto.(1)

Exhibit
Number	Description of Document

10.17	Internet Service Agreement dated April 25, 2001, by and between UUNET Technologies, Inc. and the Registrant, and amendment thereto.(1)(2)
10.18	Virtual Internet Provider (VIP) Agreement dated January 9, 1997, by and between UUNET Technologies, Inc. and the Registrant and amendments thereto.(1)(2)
21.1	Subsidiaries of the Registrant.(1)
23.1	Consent of KPMG LLP, Independent Auditors.(1)
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney.(1)

(1)	Previously filed.

(2)	Confidential treatment has been requested for a portion of this exhibit.

     All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17.     Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood Shores, State of California, on the 23rd day of July, 2003.

iPASS INC

By:	/s/ KENNETH D. DENMAN

______________________________________ Kenneth D. Denman
Chairman, President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ KENNETH D. DENMAN Kenneth D. Denman		Chairman, President, Chief Executive Officer and Director	July 23, 2003

* Donald C. McCauley		Vice President, Finance, and Chief Financial Officer (Principal Financial Officer)	July 23, 2003

* Frank E. Verdecanna		Corporate Controller (Principal Accounting Officer)	July 23, 2003

* A. Gary Ames		Director	July 23, 2003

* Cregg B. Baumbaugh		Director	July 23, 2003

* John D. Beletic		Director	July 23, 2003

* Peter G. Bodine		Director	July 23, 2003

* Arthur C. Patterson		Director	July 23, 2003

* Allan R. Spies		Director	July 23, 2003

*By:	/s/ KENNETH D. DENMAN Kenneth D. Denman Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.(1)
3.1	Amended and Restated Certificate of Incorporation.(1)
3.2	Amendment to Amended and Restated Certificate of Incorporation.(1)
3.3	Restated Certificate of Incorporation to be effective upon completion of this offering.(1)
3.4	Bylaws, as amended.(1)
4.1	Reference is made to Exhibits 3.1 and 3.2.(1)
4.2	Specimen stock certificate.(1)
5.1	Opinion of Cooley Godward LLP.
10.1	2003 Equity Incentive Plan and form of related agreements, as amended.(1)
10.2	2003 Non-Employee Directors Plan.(1)
10.3	1999 Stock Option Plan and form of related agreements.(1)
10.4	1997 Stock Option Plan and form of related agreements.(1)
10.5	Interim 1999 Stock Option Plan.(1)
10.6	Restricted Stock Purchase Agreement by and between the Registrant and Anurag Lal dated November 8, 1999.(1)
10.7	2003 Employee Stock Purchase Plan and form of related agreements, as amended.(1)
10.8	Lease Agreement, dated October 26, 1999 between Registrant and Westport Joint Venture (as amended).(1)
10.9	Amended and Restated Investor Rights Agreement dated August 8, 2000 between Registrant, founders and holders of the Registrant’s Preferred Stock.(1)
10.10	Form of Indemnity Agreement.(1)
10.11	Employment Agreement, dated November 13, 2001 between Registrant and Kenneth D. Denman.(1)
10.12	Form of Offer Letter to Executive Officers.(1)
10.13	OEM Service Provider License Agreement, dated February 29, 2000, between RSA Security, Inc. and the Registrant, and amendments thereto.(1)(2)
10.14	Support Agreement, dated February 29, 2000, by and between RSA Security, Inc. and the Registrant.(1)(2)
10.15	Managed Data Network Services Agreement, dated September 17, 1996, between Equant, (formerly Scitor International Telecommunication Services, Inc.), and the Registrant, and amendments thereto.(1)(2)
10.16	Loan and Security Agreement dated September 4, 2001 between Silicon Valley Bank and the Registrant and modifications thereto.(1)
10.17	Internet Service Agreement dated April 25, 2001, by and between UUNET Technologies, Inc. and the Registrant, and amendment thereto.(1)(2)
10.18	Virtual Internet Provider (VIP) Agreement dated January 9, 1997, by and between UUNET Technologies, Inc. and the Registrant and amendments thereto.(1)(2)
21.1	Subsidiaries of the Registrant.(1)
23.1	Consent of KPMG LLP, Independent Auditors.(1)
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney.(1)

(1)	Previously filed.

(2)	Confidential treatment has been requested for a portion of this exhibit.